[]Check box if no             U.S. SECURITIES AND EXCHANGE COMMISSION
longer subject to                       Washington, D.C. 20549
Section 16               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[]Form 3 holdings    Filed pursuant to Section 16(a) of the Securities Exchange
reported               Act of 1934, Section 17(a) of the Public Utility Holding
[]Form 4 trans-         Company Act of 1935 or Section 30(f) of the Investment
actions reported                        Company Act of 1940
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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Houseweart  George                  W.   |    Symbol
(Last)      (First)             (Middle) |
                                         |    Standard Microsystems Corporation
         80 Arkay Drive                  |    (SMSC)
           (Street)                      | ------------------------------------
                                         | 3. IRS or Social Security Number of
Hauppague        NY               11788  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   02/01                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
      Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
  Senior Vice President and         |
    General Counsel                 |
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Table I--Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2. Transaction     3. Transaction  4. Securities       5. Amount of         6. Ownership     7.Nature of
                            Date               Code            Acquired (A)        Securities           Form:           Indirect
                            (Month/Day/Year)                  or Disposed of(D)    Beneficially         Direct (D) or   Beneficial
                                                                   (A)             Owned at End         Indirect (I)    Ownership
                                                                   or              of Issuer's
                                                            Amount (D)   Price     Fiscal Year
Common Stock              05/31/00           A               306   A     --                             D
Common Stock              08/31/00           A               211   A     --                             D
Common Stock              10/19/00           A              5502   A     --                             D
Common Stock              11/30/00           A               309   A     --                             D
Common Stock              02/28/01           A               383   A     --        57643                D
                                                                                   14899                I               By trust*
                                                                                    1000                I               By spouse
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FORM  5 (Continued)         Table II--Derivative Securities Acquired, Disposed
                                      of, or Beneficially Owned (e.g. puts,
                                      calls, warrants, options, convertible
                                      securities)

 1. Title of                2. Conversion or     3. Transaction   4. Transaction  5. Number of        6. Date
    Derivative                 Exercise Price       Date             Code            Derivative          Exercisable and
    Security                   of Derivative        (Month/                          Securities          Expiration Date
                               Security             Day/Year)                        Acquired (A) or     (Month/Day/Year)
                                                                                     Disposed of (D)     Date          Expiration
                                                                                     (A)      (D)        Exercisable   Date
    Employee stock option
    (right to buy)             14.093               04/04/00         A                5000               **            04/03/10
    Employee stock option
    (right to buy)             23.875               11/08/00         A               30000               **            11/07/10

 7. Title and                  8. Price of          9. Number of    10. Ownership     11. Nature
    Amount of                     Derivative           Derivative       Form of           of
    Underlying                    Security             Securities       Derivative        Indirect
    Securities                                         Beneficially     Security:         Beneficial
                    Number                             Owned at End     Direct (D) or     Ownership
    Title           of Shares                          of Year          Indirect (I)
    Common stock     5000         --                    5000            D
    Common stock    30000         --                   30000            D
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Explanation of Responses:
 * Held in Incentive Savings & Retirement Plan as of 2/28/01.
** Exercisable cumulatively as to one-fourth of shares subject to option on each of first four anniversaries of transaction date.
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      /s/George W. Houseweart                       04/04/01
-----------------------------------          --------------------
   Signature of Reporting Person                      Date